Exhibit 99.1

Newark, NY - April 29, 2008 - IEC Electronics Corp. (IECE.OB) announced its results for the second quarter of fiscal 2008, ending March 28, 2008.

The Company reported revenue of $11.9 million for the quarter and net profit of $673,000 or $0.07 per share. This compares with revenue of $10.9 million and net profit of $603,000 or $0.07 per share for the quarter ending March 30, 2007. The comparable quarter’s results for the prior year were favorably impacted by a $289,000 bad debt recovery; pro forma earnings without the recovery would have been $314,000 or $0.04 per share.

IEC had revenue of $23.1 million for the first six months of fiscal 2008 and a net profit of $1,093,000 or $0.12 per share. This compares to revenue of $20.1 million for the first six months of fiscal 2007 and a net profit of $27,000 or $0.00 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a solid quarter. Our gross margin improved to 11.6% as compared with our first quarter’s gross margin of 10.3%. Some of the change was the mix of products; however a portion of the change was due to improved manufacturing efficiency. Our employee base has stabilized, and the training and education now is beginning to pay off. This is important for the long run increasing profitability of the Company. IEC is continuing to grow and is increasing revenue with existing customers in the industrial sector as well as the Military and Aerospace sector as evidenced by the $4.7 million award announced last week. The current economic slowdown is challenging and some of our customers are experiencing reduced revenue growth in their markets. While we expect some of the demand from these customers to be lower than last year, other customers are substantially increasing their orders with us, and their prospects appear to be bright for the balance of fiscal 2008.”

“During the quarter our profitability was impacted by approximately $120,000 of transition cost associated with the retirement of our CFO and bringing our new CFO, Michael Schlehr to the Company along with the costs associated with exploring possible acquisitions.”

“We expect continued revenue growth over the balance of the year and expect to further diversify our market segment focus in the coming quarters. As we have said previously, we believe the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.” As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s second quarter 2007 results can be found on its web site at www.iec-electronics.com/documents/finance/Q2-2008pressrelease. The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com